Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the close of business September 13, 2018 (the “Effective Date”), by and between Sears Oil and Gas Corporation, a Nevada corporation (“Buyer”), and Human Brands International, Inc., a Nevada corporation (“Seller”). Seller and Buyer are sometimes jointly referred to hereafter as the “Parties”.

Recitals:

A.

Seller is the owner of certain alcoholic beverage assets and the intellectual property rights known as Tequila Alebrijes, including, but not limited to, those assets and intellectual property rights which are generally described on Exhibit “A” hereto, including but not limited to, associated trademarks, packaging designs, finished product purchase rights, use of exclusive formulas and the rights to direct the sale of the products pursuant to the Human Brands International, Inc. Brand Management Agreements governing sales in the US and the rights for sale of inventory outside of the US as provided by Mexican and International law regarding the sales and distribution of sprits that consist of tequila held by the producer in Mexico (collectively, the “Assets”).

B.

Seller wishes to assign to Buyer, and Buyer wishes to assume from Seller, certain executory contracts (the “Assumed Contracts”), including, but not limited to, that which is described more fully on Exhibit “B” hereto.

C.

Buyer desires to purchase and acquire all of the Assets and Assumed Contracts and commence operating the Proposed Business as defined in Article I below.

D.

The Parties desire to enter into this comprehensive agreement with respect to the sale and purchase of the Assets and the Assumed Contracts.

E.

The Parties desire to comply with all applicable federal and state laws in connection the purchase and sale of the Assets and Assumed Contracts.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and legal sufficiency of which the Parties hereby acknowledge, the Parties hereto agree as follows:

ARTICLE I

Proposed Business

The Assets consists of certain intellectual property and other contracts, rights and assets (tangible and intangible) relating to the products known as Alebrijes Tequila and certain associated products as are more particularly described on the Exhibits attached hereto. The Assets and the Assumed Contracts are related to the proposed business of acquiring finished tequila beverages, packaging such beverages, marketing such beverages and distributing such beverages directly or through Brand Management Agreements and in compliance with all U.S. and international law regulating the sales and distribution of spirits (collectively the “Proposed Business”).

Buyer and Seller intend to enter into a “Brand Management Agreement” to manage sales of the tequila in certain territories throughout the world pursuant to which Seller will operate the Proposed Business for Buyer.

ARTICLE II

Purchase and Sale of Assets and Assumed Contracts

II.1 Assets and Assumed Contracts.  Subject to the terms, conditions, covenants and agreements hereinafter provided, Buyer shall purchase and receive, and Seller shall sell and deliver to Buyer at the closing the Assets and Assumed Contracts described in Article IV hereof (the “Closing” or “Closing Date”), free and clear of all liens, encumbrances, claims and charges, except as expressly provided herein.   The Assets and Assumed Contracts are being acquired by Buyer in order to enable Buyer to commence operating the Proposed Business.  The Assets include, but are not limited to, the following:

(a) all right, title and interest in and to the Intellectual Property set forth on Exhibit C;

(b) all raw materials, work-in-process and finished goods inventories of ingredients, components and products, including, without limitation all packaging materials and product formulations, that are owned, used by or otherwise available to Seller for sale in connection with the operation of the Tequila Business (collectively, the “Inventory”), as more specifically listed on Exhibit D

(c) the Assumed Contracts described in Exhibit B;

(d) all licenses, permits or franchises issued by any federal, state, municipal or foreign authority relating to the development, use, or marketing of the assets, to the extent such are exist and are assignable;

(e) all supplier lists relating to the Assets,

(f) all other intangible assets, including without limitation all "know-how," proprietary information and trade secrets relating to the Assets,

(g) all tangible assets set forth on Exhibit E; and

(h) all advertising and promotional materials, domains and websites primarily or exclusively related to the Assets.

II.2 No Other Assets Transferred.  No assets other than the Assets specified in Section 2.1 and/or specifically identified in an Exhibit to this Agreement, are to be sold and transferred by Seller and purchased and received by Buyer.

II.3 No Assumption of Liabilities.  Buyer will not assume or have any responsibility, with respect to any Liability of Seller except for those obligations set forth in the Assumed Contracts.

II.4 Assignment of Contracts and Rights.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim, right, or benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such asset or in any way adversely affect the rights of the Seller or Buyer thereunder.  Seller will use its commercially reasonable efforts (but without any payment of money by Seller/Buyer) to obtain the consent of the other parties to any Asset or any claim, right, or benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.

ARTICLE III

Purchase Price and Payment Terms

III.1 Purchase Price.  Buyer agrees to purchase and receive, and Seller agrees to sell and deliver, the Assets and the Assumed Contracts for consideration described below (the “Purchase Price”).  The total Purchase Price is $5,450,000 shall be paid in full at Closing. The Purchase Price shall be paid as follows:

(a)

Three Million Five Hundred Thousand (3,500,000) shares of the common stock, par value $0.001 per share, of Buyer (the “SOG Common Stock”), valued for the purposes of this Agreement at $1.5429 per share $5,400,000.

(b)

Fifty Thousand ($50,000) Dollars (“Cash Portion of Purchase Price”) payable to Buyer not later than 30 days from the date of Closing by wire transfer of immediately available funds;

III.2 Purchase Price is Fair and Equitable.  The Parties agree that the Purchase Price is fair and equitable and that it represents the fair market value of the Assets.

III.3 Title.  Title to the Assets and risk of loss with respect thereto shall pass to Buyer at the Closing.

III.4 Allocation.  At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a schedule (the “Allocation Schedule”) allocating the Purchase Price among the assets sold by Seller (the “Allocation”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code.  (“Code”).   The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by the parties. The fees and expenses of such accounting firm shall be borne equally by Seller, on the one hand, and Buyer, on the other.  Seller and Buyer each agree to file and cause to be filed all of their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

ARTICLE IV

Closing

IV.1 The Closing. The closing of the purchase and sale of the Assets and the assumption of the Assumed Contracts shall occur on or before September 28, 2018 (the “Closing”) at such time and place as the Parties mutually agree.  At the Closing, the following shall occur:

(a)

Bill of Sale and Assignment of Contracts.  Seller and Buyer shall execute and deliver to the other a Bill of Sale and Assignment of Contracts with respect to the Assets and the Assumed Contracts, substantially in the form attached hereto as Exhibit F and such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request;

(b) Intellectual Properties Assignment.  With respect to the Intellectual Property an Intellectual Property Assignment Agreement substantially in the form of Exhibit G hereto (the “Intellectual Property Assignment Agreement”) duly executed by Seller and Buyer, effecting the assignment to and assumption by Buyer of the Intellectual Property;

(c) Assignment of Domain Names.  Seller will execute and deliver to Buyer an Assignment of Domain Names in the form attached hereto as Exhibit H;

(d) “Brand Management Agreement”.  Buyer and Seller shall execute and deliver a brand management agreement to manage the Proposed Business;

(e) “Employment Agreement”.  Buyer and Mark Scharmann shall enter into an Employment Agreement on terms and conditions approved by Buyer, Seller and Mark Scharmann.

(f) Closing Certificate.  Seller will execute and deliver to Buyer, the Seller’s Closing Certificate and Buyer shall execute and deliver to Seller Buyer’s Closing Certificate;

(g) Possession.  Seller shall deliver possession of the Assets to Buyer at the Closing or at such other time and place as agreed to by the Parties.

(h) Payment.  Buyer shall deliver to Seller, not later than five days after Closing, certificates for the SOG Common Stock portion of the Purchase Price, and the cash portion of the purchase price or a promissory note (“Purchase Price Note) for the Cash Portion of the Purchase Price; and

(i) Other Documents.  The Parties shall execute and deliver such other documents as may reasonably be required to carry out the intent of the transactions contemplated by this Agreement.

ARTICLE V

Representations and Warranties of the Seller

As an inducement to Buyer to enter into this Agreement and perform its obligations hereunder, and with the understanding that Buyer has relied and will rely upon such representations and warranties in reaching a determination to enter into this Agreement, the Seller represents and warrants to Buyer as set forth in this Article V.  Except as otherwise expressly set forth in this Article V or in the Seller Disclosure Schedules attached hereto, each of the representations and warranties set forth in this Article V are made as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Article V).

5.1

Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

5.2

Authorization; Etc.  Seller has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  Seller has taken all action required by applicable law or otherwise to authorize the execution, delivery, and performance of this Agreement   and the

consummation of the transactions contemplated hereby.  This Agreement has been duly and validly authorized, executed and delivered by the Seller and no other action is necessary.  This Agreement is a valid and binding obligation of the Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors’ rights as well as general principles of equity.

5.3

Non-Contravention.  Neither the execution and delivery of this Agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract or commitment or other agreement to which Seller is a party or by which it or the Assets may be bound; (b) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon the Assets or Seller; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Seller.

5.4

Consents and Approvals of Government Authorities or Others.  No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated thereby, except where such action has been taken prior to the Closing.  No consent from or notice to any third party is required for any transactions contemplated hereby except as described in Schedule 5.4.

5.5

Title to Assets; Encumbrances.  Seller has good and marketable title or a valid leasehold or license interest to the Assets.  None of the Assets is subject to any mortgage, pledge, lien, security interest, encumbrance, restriction, variance, charge or limitation of any kind. At the Closing, Buyer shall receive good and marketable title to the Assets, free of any liens, claims or encumbrances.  The Assets and the Assumed Contracts include all rights, properties and other assets necessary to permit Buyer to conduct the Proposed Business in all material respects in the same manner as it is conducted on, and has been conducted prior to, the Effective Date and the Closing Date.

5.6

Intellectual Property.

(a)

Seller owns, is licensed or otherwise has the full right to use, all patents, trademarks, service marks, trade names, copyrights, technology, know-how, formulas and processes (the “Intellectual Property”) that are to be used in the Proposed Business.  Seller has the sole and exclusive right to use the Intellectual Property owned by Seller, and no consent of any third party is required for the use thereof by Buyer upon completion of the transfer of the Assets.

(b)

Exhibit C hereto contains a complete and accurate list of (i) all Intellectual Property used or proposed to be used by Seller in the Proposed Business, all applications therefor, and all licenses and other agreements relating thereto, and (ii) all agreements relating to Intellectual Property that Seller is licensed or authorized to use by others or licenses or authorizes others to use.  No claims have been asserted by any person to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement, and Seller knows of no valid basis for any such claims.  Seller has not received any notice of, nor to the Knowledge of Seller, does the use of such Intellectual Property by Seller infringe on the rights of any other person, nor to the Knowledge of Seller, will the use by Buyer following the Closing infringe upon the rights of any other person.

5.7

Assumed Contracts.  Exhibit B lists all contracts to which Seller is a party which will be assigned to and assumed by Buyer, true and correct copies of which have previously been furnished to

Buyer.  All of the Assumed Contracts are valid and binding on the Seller and, to the Knowledge of Seller, or the other party thereto, and are in full force and effect, except where enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.  Seller has not received notice from any party to any Assumed Contract of such party’s intention or desire to terminate or modify any such Assumed Contract in any respect.  Neither the Seller nor, to the Knowledge of Seller, any other party is in breach of any of the terms or covenants of any Assumed Contract.  Seller has the full legal power and authority to assign the Assumed Contracts to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the Effective Date, and such assignment will not affect the validity, enforceability and continuity of any such Assumed Contract.  No consent, approval, or authorization of any third party is required for the assignment of the Assumed Contracts to Buyer in accordance with this Agreement.

5.8

Inventories.  The Inventories of the Seller are merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on Seller’s most recent financial statements.

5.9

Litigation.  There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or threatened against or involving any of the Seller, the Assumed Contracts or the Assets.  There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or threatened or which questions or challenges the validity of this Agreement or any action taken or to be taken by any of the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby; and none of the Seller knows or has reason to suspect the existence of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, or action of any nature or investigation.

5.10

Taxes.  Seller has filed all federal, state, and local income, franchise, sales, use, property, excise, payroll and other tax returns and forms required to be filed and has been paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies and losses required to be paid so far as they relate to Assets and the Assumed Contracts.  There are no governmental investigations or other legal, administrative, or tax proceedings pending, or to the Knowledge of the Seller, threatened pursuant to which Seller is or could be made liable for any taxes, the liability for which could extend to Buyer as to the Assets or the Assumed Contracts or could result in a lien on any of the Assets or Assumed Contracts.  No event has occurred that could impose on Buyer any transferee liability for any Taxes due or to become due from Seller from any taxing authority.

5.11

Compliance with Law. Seller is in compliance with all laws, regulations and orders applicable to the Seller or relating to the Assets and the Assumed Contracts.  Seller has not received any notification that it is in violation of such laws, regulations or orders and no such violation exists.

5.12

Licenses.  Seller has obtained, and maintains in full force and effect, all licenses, registrations, permits, accreditations, approvals and other authorizations from the appropriate governmental bodies that are necessary to manufacture, market and distribute the Assets.  Prior to Closing, Seller shall take all actions and execute all documents which are reasonably necessary to effectuate the transfer or assignment and/or operation of all such licenses, registrations, permits, approvals and other authorizations to Buyer.

5.13

Brokers’ Fees.  Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

5.14

Liability.  Seller has no Liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller or service rendered by the Seller.

5.15

No Undisclosed Liabilities.  There are no Liabilities of the Seller that affect the Assets or the Assumed Contracts, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the Seller’ Knowledge, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

5.16

Investment Representation. Seller is acquiring the SOG Common Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to distribution or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Seller is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Seller acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the SOG Common Stock. Seller acknowledges that the SOG Common Stock has not been registered under the Securities Act or the Exchange Act or any state or foreign securities Laws and that the SOG Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act.

Seller understands that Buyer is a Shell Corporation as defined in as defined in Rule 12b-2 of the Exchange Act.  Buyer is an inactive corporation with no business operations.

Seller understands that the acquisition of SOG Common Stock is a high- risk investment that may result in a total loss to Buyer.  Buyer has reviewed the risk factors set forth on Exhibit I.

Seller understands that Buyer is required to file a Form 8-K describing the execution of this Agreement and the Closing of the transaction agreed to herein.

5.17

Potential Lending Transaction.  Buyer is negotiating terms and conditions of a potential lending transaction (the “Loan Transaction”) which will involve a Senior Convertible Secured Note, Warrants, a Registration Rights Agreement and other documents.  Seller has had an opportunity to review all of such documents and understands the terms and conditions thereof.

5.18

Disclosure.  With respect to the Seller and the Assets and Assumed Contracts, this Agreement (including its exhibits and schedules) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE VI

Representations and Warranties of Buyer

As an inducement to the Seller to enter into this Agreement and perform its obligations hereunder, and with the understanding that the Seller has relied and will rely upon such representations and warranties in reaching a determination to enter into this Agreement, Buyer represents and warrants to Seller as follows:

6.1

Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Buyer is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.  Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.   Buyer has furnished or made available to Seller complete and accurate copies of its articles of incorporation and bylaws.  Buyer is an inactive company and currently conducts no trade or business activities.  Buyer is not in default under or in violation of any provision of its certificate or articles of incorporation, as amended to date, or its bylaws, as amended to date.

6.2

Authorization; Etc.  Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  Buyer has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement is a valid and binding obligation of Buyer enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights, as well as general principles of equity.

6.3

Non-Contradiction.  Neither the execution and delivery of this Agreement nor its performance and the consummation of the transactions contemplated hereby will (a) violate any provision of the Articles of Incorporation or Bylaws of Buyer; (b) violate or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract or commitment or other agreement to which Buyer is a party or by which it may be bound; (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance, restriction, charge or limitation of any kind, upon Buyer; or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

6.4

Financial Statements.   The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer SEC Reports (collectively, the “Buyer Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Securities Exchange Act of 1934 as amended), (iii) fairly present in all material respects the financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Buyer.

6.5

Consents and Approvals of Government Authorities.  No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the transactions contemplated thereby, except where such action has been taken prior to the Closing.

6.6

Brokerage Fees.  Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

6.7

Capitalization.  As of the date of this Agreement, and prior to giving effect to the issuance of shares of SOG common stock to Seller at Closing, the authorized capital stock of Buyer consists of 100,000,000 shares of the common stock, par value $0.001 per share, of which 3,181,005 shares are issued and outstanding as of July 15, 2018.   Except for the SOG Common Stock, shares that may be issued pursuant to the Employment Agreement, and securities that may be issued in connection with the Loan Transaction, Buyer is not a party to any agreement that may require the issuance of shares of Buyer’s common stock.

6.8

Shell Corporation.  Buyer is a shell corporation as defined in as defined in Rule 12b-2 of the Exchange Act.  Buyer is an inactive corporation with no business operations.

6.9

Securities Exchange Act Matters.  Buyer files reports with the Securities and Exchange Commission (“SEC”) under Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).   Buyer is not a reporting company under Section 12(g) of the Exchange Act. SOG’s SEC file number is 333-151300. Buyer’s common stock is quoted on the OTC Markets, symbol SRSG. There is no active trading in Buyer’s common stock.  Buyer is current in its filings under Section 15(d) of the Exchange Act.  Buyer’s SEC filings are available for review in the SEC’s EDGAR system.

6.10

Miscellaneous Matters. Mark Scharmann is the sole officer and director of Buyer.  A total of 3,181,005 shares of Buyer’s common stock are issued and outstanding. Mark Scharmann is the legal and beneficial owner of approximately 3,061,553 of the outstanding shares.Buyer’s transfer agent is New Horizon Transfer, Inc.  Buyer has recently appointed Heaton & Company PLLC, (dba Pinnacle Accountancy Group of Utah) as its independent registered accounting firm.  Buyer will make available to Seller any and all information about Buyer as requested by Seller.

6.11

Potential Financing.  Buyer has entered into discussions relating to the Loan Transaction.  Buyer has provided Seller will all current drafts of the documents related to such transaction and Seller has authorized Buyer to execute such documents in the current form or as may be reasonably modified.

6.12.

Loans from Affiliates.  Mark Scharmann, the sole director and officer of Buyer has made loans to Buyer which are currently outstanding.  Additional information about such loans is set forth on Schedule 6.12.

6.13

Litigation.  There are no suits, actions, claims, investigations, inquiries or proceedings now pending or to Buyer’s Knowledge threatened against Buyer or any affiliate or Buyer or any of their respective assets.  There is no action, suit, proceeding or investigation pending or, to Buyer’s Knowledge, currently threatened, against the Buyer that questions the validity of this Agreement or the right of Buyer to enter into this Agreement, or to consummate the transactions contemplated hereby.

6.14

Legal Compliance. To the Knowledge of Buyer, it has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and non-U.S. governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

6.15

Disclosure.  With respect to the Buyer, this Agreement (including its exhibits and schedules) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE VII

Covenant Not to Compete and Other Covenants

7.1

Restrictive Covenant.  In order for the Buyer to have and enjoy the full benefit of the operation of the Proposed Business, and as a material inducement to the Buyer to enter into this Agreement and the other transaction documents, Seller covenants and agrees that until the end of the five (5) year period from the Closing, neither Seller nor any affiliate or successor of Seller shall, directly or indirectly, as a partner, shareholder, proprietor, consultant, joint venture, investor or in any other capacity:

(a)

engage in, own, carry on, manage, operate, perform services for, or control the management or operation of any business entity that competes, directly or indirectly, with the Buyer in Proposed Business anywhere in the world (the “Restricted Territory”).

(b)

own any equity interest, directly or indirectly, in any entity that is engaged in, carries on, manages, operates, performs or controls the management or operations of any business that competes, directly or indirectly, with the Buyer in the Restricted Territory, or

(c)

solicit, interfere with, or endeavor to entice away from Buyer on behalf of any person or entity any customer of Buyer to purchase from any source other than Buyer any product or service of the type provided by Buyer.

7.2

Acknowledgment.  Seller acknowledges and agrees that compliance with the covenants contained in Article VII is necessary to protect Buyer and that a breach of any such covenant would result in irreparable and continuing damage for which there would be no adequate remedy at law.  Seller agrees that in the event of any breach of such covenant, Buyer shall be entitled to preliminary and permanent injunctive relief and to such other and further relief as is proper under the circumstances.  Seller agrees that these covenants shall be deemed to be a series of separate covenants not to compete for each year within the applicable periods of non-competition.

If any court of competent jurisdiction determines any of the foregoing covenants to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, then such covenant shall nonetheless be enforceable by such court against Seller, as applicable, upon such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable.  In the event Seller are in violation of the aforementioned restrictive covenants, then the time limitation thereof shall be extended for a period of time during which such breach or breaches shall occur, unless a court of competent jurisdiction renders a final non-appealable judgment to the effect that such extension is illegal or unenforceable.

7.3

Non-Solicitation.  Seller further covenants and agrees that, without the prior written consent of the Buyer, for a period of five (5) years following the Closing Date, the Seller shall for itself, or for any other person or entity, and shall not cause or encourage any other persons or entities to solicit for employment or hire as an employee, officer, agent, consultant, advisor, or in any other capacity whatsoever, any employee of the Buyer.  As used herein, “solicit” means contact or communicate in any manner whatsoever, including, but not limited to, contacts or communications by or through intermediaries, agents, contractors, representatives, or other parties.

7.4

Disclosure of Confidential Information.  As a further inducement for Buyer to enter into this Agreement, Seller agrees that for the longest period permitted by law after the Effective Date, Seller shall hold in strictest confidence, and not, without the prior written approval of Buyer, use for their own benefit or the benefit of any party other than Buyer or disclose to any person, firm, corporation or other entity other than Buyer (other than as required by law) any and all information relating to trade secrets, processes, patent and trademark applications, product development, price, supplier lists, pricing and marketing plans, policies and strategies, details of consultant contracts, operations, methods, product development techniques, business acquisition plans and all other confidential information with respect to the Proposed Business.  Seller and Buyer recognize that the absence of a time limitation in this Section 7.4 is reasonable and properly required for the protection of Buyer.  In the event that the absence of such limitation is deemed to be unreasonable by a court of competent jurisdiction, Seller agrees and submits to the imposition of such a limitation as said court shall deem reasonable.

ARTICLE VIII

Covenants Prior to Closing

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

8.1

General.  Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 10 below.

8.2

Notices and Consents.  Seller will give any notices to third parties, and Seller will use its reasonable best efforts to obtain any third-party consents, referred to in Article V above.  Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the closing of the sale and purchase agreed to herein.

8.3

Full Access.  Seller and Buyer will permit representatives of the other Party to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller and Buyer, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the other Party.

8.4

Notice of Developments.  Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 5 and Section 6 above.  No disclosure by any Party pursuant to this Section 8.4, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

8.5

Exclusivity.  Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any membership interest or other voting securities, or any substantial portion of the assets, of Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.  Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

8.6

Disclosure.  No disclosure, release or announcement concerning the terms of this Agreement shall be made to any third party without the advance approval thereof by the Parties hereto.  Notwithstanding the foregoing, no party hereto shall be deemed to have violated this Section 8.6 for disclosing the existence and/or terms of this Agreement (i) to its tax or legal advisors; (ii) in any required SEC filing; or (iii) to any potential lender.

8.7

Liens.  Seller will not incur any Liens on the Assets or the Assumed Contracts.

8.8

Further Assurances.  From the date hereof until the earlier of the Closing or the termination of this Agreement, each of the Parties shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and each other transaction document.  Each Party shall, on or prior to the Closing, use its or its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent of the transaction.

ARTICLE IX

Covenants Subsequent to Closing

The Parties agree as follows with the period following the Closing, each Party shall cooperate with the other, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, at the expense of the requesting party, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents, approvals or authorizations of any governmental entity, business entity, or person under any permit, license, approval, agreement, indenture, contract or other instrument, and take all such other actions as such Party may reasonably be requested to take by the other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

ARTICLE X

Conditions to Obligation to Close

10.1

Conditions to Buyer’s Obligation.  Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)

the representations and warranties set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(b)

Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c)

Seller shall have procured all of the third-party consents specified in Article V above and all assignment and assumption agreements specified in Article V above;

(d)

no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) adversely affect the right of Buyer to own the Assets, or to operate the Proposed Business;

(e)

Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 10.1(a)-(d) are satisfied in all respects;

(f)

the relevant parties shall have entered into agreements referenced elsewhere in this Agreement and the same shall be in full force and effect;

(g)

Buyer shall have completed its due diligence and have elected to complete the transactions contemplated hereby; and

(h)

all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer;

Buyer may waive any condition specified in this Section 10.1 if it executes a writing so stating at or prior to the Closing.

10.2

Conditions to Seller’s Obligation.  Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)

the representations and warranties set forth in Article VI above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(b)

Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(c)

no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement; or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)

Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 10.2(a)-(c) are satisfied in all respects;

(e)

the Buyer shall have delivered the Purchase Price to Seller; and

(f)

all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 10.2 if it executes a writing so stating at or prior to the Closing.

ARTICLE XI

Indemnification

11.1

Survival.  The representations and warranties of the Parties contained in Article V and Article VI of this Agreement shall survive the Closing for a period of six (6) months, after which time such representations and warranties shall terminate and have no further force or effect.   This Section shall not limit any claim for fraud or any covenant or agreement by the parties which contemplates performance after the Effective Time

11.2

Indemnification by Seller.  Subject to the preceding sentence, Seller covenants and agrees to indemnify and hold harmless Buyer and its officers, members, managers, employees, agents and representatives and the respective successors and assigns of the foregoing (collectively, “Buyer Indemnified Parties”) from and against any and all claims, obligations, liabilities, judgments, damages, losses, taxes, costs, attorneys’ fees and expenses (and all claims with respect to any of the foregoing) (collectively, “Losses”) to which Buyer Indemnified Parties, or any of them, may become subject to or which they, or any of them, may suffer or incur, directly or indirectly, as a result from or in connection with:

(a)

any untrue representation of or breach of warranty by the Seller in any part of this Agreement;

(b)

the breach of or nonfulfillment of any covenant, agreement or undertaking of Seller in this Agreement;

(c)

any debt, liability or obligation, direct or indirect, fixed, contingent or otherwise, that is not expressly assumed by Buyer and is based upon or arises from any act or omission, transaction, circumstance, state of facts or other condition occurring or existing on or before the Closing Date, whether or not then known, due or payable; and

(d)

any obligation for taxes of Seller’s for any period (or portion thereof).

11.3

Indemnification by Buyer.  Buyer covenants and agrees to indemnify and hold harmless each of the Seller and their respective officers, directors, employees, agents and representatives and the respective successors and assigns of the foregoing (collectively, “Seller Indemnified Parties”) from and against any and all Losses to which Seller Indemnified Parties, or any of them, may become subject to or which they, or any of them, may suffer or incur, directly or indirectly, as a result from or in connection with:

(a)

any untrue representation of or breach of warranty by Buyer in any part of this Agreement;

(b)

the breach of or nonfulfillment of any covenant, agreement or undertaking of Buyer in this Agreement;

(c)

any debt, liability or obligation, direct or indirect, fixed, contingent or otherwise, that is expressly assumed by Buyer pursuant to the provisions of this Agreement and is based upon or arises from any act or omission, transaction, circumstance, state of facts or other condition occurring after the Closing Date; and

(d)

all claims of third parties pursuant to Contracts assumed by Buyer as contemplated by this Agreement, but only to the extent such claims relate directly to obligations under the Contracts to be performed after Closing; and

(e)

all claims from third parties arising directly from Buyer’s ownership of the acquired Assets, Assumed Liabilities, or operation of the Proposed Business after the Closing Date.

11.4

Limitation on Indemnification.  Anything contained herein to the contrary notwithstanding:

(a) Notwithstanding any other provision of this Article XI to the contrary, the Buyer Indemnified Parties shall not receive indemnification pursuant to Section 11.2 until the sum of the aggregate amount of Losses under Section 11.2 exceeds an amount equal to $30,000 (the “Basket Amount”), after which the Buyer Indemnified Parties shall be entitled to receive indemnification for all Losses that exceed the Basket Amount.

(b) Except as provided for herein, in no event shall the maximum aggregate liability of Seller in respect of any claims by the Buyer Indemnified Parties against Seller pursuant to Section 11.2 exceed in the aggregate an amount equal to $100,000 (the “Cap Amount”); provided, however, that in the event of fraud there shall be no such limitation and the Cap Amount shall not apply, or any Loss incurred with respect to any tax obligation of Seller, for any period whatsoever.

(c) Notwithstanding any other provision of this Article XI to the contrary, the Seller Indemnified Parties shall not receive indemnification pursuant to Section 11.3 until the sum of the aggregate amount of Losses under Section 11.3 exceeds an amount equal to the Basket Amount, after which the Seller Indemnified Parties shall be entitled to receive indemnification for all Losses above the Basket Amount.

(d) Except as provided for herein, in no event shall the maximum aggregate liability of Buyer in respect of any claims by the Seller Indemnified Parties against Buyer pursuant to Section 11.3 exceed in the aggregate an amount equal to the Cap Amount; provided, however, that in the event of fraud there shall be no such limitation and the Cap Amount shall not apply.

(e) Any amounts payable by the Seller or Buyer pursuant to this Article XI with respect to any claim for indemnification by Buyer or Seller, as applicable, shall be reduced by the amount of any insurance proceeds actually received (net of any expenses and attorneys’ fees in recovering such sums) by Buyer or Seller, as applicable, with respect to such claim.

11.5

Procedures.  All claims for indemnification by a party pursuant to this Article XI in connection with an action, suit or proceeding shall be made in accordance with the provisions of this Section 11.5.  The party entitled to indemnification under this Article XI (the “Indemnified Person”) shall give prompt written notification to the party obligated to provide such indemnification (the “Indemnifying Person”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article XI may be sought, together with a reasonable estimated amount of such claim; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article XI, except to the extent of any damage or liability caused solely by or arising out of such delay.

Within twenty (20) days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided the Indemnifying

Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding.

If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense.  The party not controlling such defense may participate therein at its own expense.  The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.  Neither an Indemnified Person nor an Indemnifying Person shall agree to any settlement of such action, suit or proceeding without the prior written consent of the other parties hereto, which shall not be unreasonably withheld or delayed.

ARTICLE XII

Definitions

Whenever capitalized and used in this Agreement, such words and phrases, unless otherwise specified, shall have the meanings set forth in this Article XII.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, and any officer, director or executive employee of such Person, and includes any past or present Affiliate of any such Person.  The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, includes the possession, directly or indirectly, of five percent (5%) or more of the total number of votes which may be cast by the holders of the total number of outstanding shares of stock of any class or classes of such Person in any election of directors of such Person (or in the case of a Person which is not a corporation, five percent (5%) or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Allocation and “Allocation Schedule” has the meaning set forth in Section 3.4.

“Assets” means the Tequila Alebrijes Products and Property Rights including but not limited to:

(a)

rights associated with the product known as Tequila Alebrijes including but not limited to Blanco, Reposado, and Añejo.

(b)

all related products or extension of that product including other related Tequila Blends from the same or other related supplier

(c)

logos, trademarks, marketing material and related copyrights, copyright applications and copyright registrations and moral rights, trademarks, service marks, logos, trade dress, trade names and service names and all goodwill associated with the Tequila Alebrijes Brand

(d) rights related to the protections of trade secrets and confidential information, including, but not limited to, rights in industrial property, vendor lists and all associated information and other confidential or proprietary information;

(e) industrial design rights; and

(f) exclusive rights to sell directly or distribute the Assets on a worldwide basis including any product Extension of the Assets.

The Assets shall include any and all product line extension

“Assumed Contracts” has the meaning set forth in Recital B and Exhibit B.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Bill of Sale and Assignment of Contracts” has the meaning set forth in Section 4.1(a) and Exhibit F.

“Brand Management Agreement” means that certain agreement whereby Human Brands International, Inc., manages the Proposed Business for Buyer.

 “Buyer” means Sears Oil and Gas Corporation.

“Buyer’s Financial Statements” has the meaning set forth in Section 6.4 of this Agreement.

“Cash Portion of Purchase Price” has the meaning set forth in Section 3.1(b).

“Code” means the Internal Revenue Code of 1986, as amended,

“Closing” and “Closing Date” have the meaning set forth in Section 4.1 of this Agreement.

 “Disclosure Schedule” means the various schedules referenced in Article V and Article VI of this Agreement.

“Effective Date” has the meaning set forth in the introductory section of this Agreement.

“Employment Agreement” has the meaning set forth in Section 4.1(e).

 “Intellectual Property” means all of the following in any jurisdiction throughout the world including but not limited to the following that are owned or controlled by the Seller:  (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, brand names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential, technical, and business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases, and related documentation); (g) all advertising and promotional materials, (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” has the meaning set forth in Section 2.1(b) and Exhibit D.

“Knowledge”, “known”, or words of like import means actual knowledge after reasonable investigation.

 “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Loan Transaction” has the meaning set forth in Section 5.17.

 “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects (including as projected in any revenue, earnings, or other forecast, whether internal or published) of Seller, taken as a whole, or to the ability of Seller to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has Knowledge of such effect or change on the date hereof.

“Party” means, the Buyer and the Seller.

 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Proposed Business” has the meaning set forth in Article I.

 “Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.

“Purchase Price Note” means a promissory note that promises to pay the Cash Portion of the Purchase Price.

“Purchase Transaction” means the purchase and sale of the Assets and Assumed Contracts and all other matters provided for in this Agreement.

“Restricted Territory” has the meaning set forth in Section 7.1(a) of this Agreement.

“SEC” means the Securities and Exchange Commission.

 “Seller” means Human Brands International, Inc.

“SOG Common Stock” has the meaning set forth in Section 3.1(a).

ARTICLE XIII

General Provisions

13.1

Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF UTAH IN EACH CASE SITTING IN SALT LAKE CITY, UTAH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.1(c).

13.2

Waiver and Modification.  This Agreement may not be amended, superseded or cancelled, and none of its terms and conditions waived except by written instrument executed by each Party hereto; or, in the case of a waiver, by the Party waiving compliance.

13.3

Entire Agreement.  This Agreement (including the documents referred to herein) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements.

13.4

Captions. The respective captions of the articles, sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to modify or otherwise affect this Agreement.

13.5

Expenses; Attorneys' Fees.  Whether or not the transactions contemplated by this Agreement are consummated, each Party shall pay all expenses incurred by it or on its behalf in connection with this Agreement or any transaction contemplated hereby.  Seller shall be solely responsible for any brokerage fees incurred by it.  If any legal action, arbitration or other proceeding is brought to interpret or enforce the terms of this Agreement, the Party which prevails by enforcing the provisions of this Agreement shall be entitled to recover reasonable attorneys' fees and any other reasonable costs incurred in that proceeding, including attorney's fees on appeal, in addition to any other relief to which it is entitled.

13.6

Assignment, Successors and Assigns.  Each Party agrees that it will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Agreement.  Subject to the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

13.7

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8

Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.8):

If to Seller, to:

Ryan Dolder, CEO

Human Brands International, Inc.

810 7th Street NE,  #B-274

Washington, D.C. 20002

email: rdolder@humanbrandsinc.com

If to Buyer, to:

Sears Oil and Gas Corporation

1661 Lakeview Circle

Ogden, UT 84403

Attn:  Mark Scharmann

E-mail:  markscharm@comcast.net

With a copy (not constituting notice) to:

A. O. Headman, Jr.

Cohne Kinghorn, P.C.

111 East Broadway, 11th Floor

Salt Lake City, UT 84111

Email: aoheadman@cohnekinghorn.com

13.10

 Non-waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenant or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

13.11

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, representatives, successors and assigns.  Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended to confer upon any party other than the Parties hereto (and their respective heirs, successors, legal representatives and permitted assigns) any rights, remedies, liabilities or obligations under or by reason of this Agreement.

13.12

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.13

Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

13.13

Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, this Agreement was executed by the parties as of the Effective Date.

SELLER:

HUMAN BRANDS INTERNATIONAL, INC.

a Nevada corporation

By:  /s/ Ryan Dolder

Name:  Ryan Dolder

Title: Chief executive Officer

BUYER:

SEARS OIL AND GAS CORPORATION

   a Nevada corporation

By: /s/Mark A. Scharmann

Name: Mark A. Scharmann

Title:  President